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                                                                     EXHIBIT 4.1

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE SECURITIES LAWS AND MAY NOT BE OFFERED, SOLD, PLEDGED, OR OTHERWISE TRANSFERRED OR DISPOSED OF UNLESS AND UNTIL THIS
NOTE IS REGISTERED UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.

                                 PROMISSORY NOTE

$2,392,000                                                         April 6, 2005

         FOR VALUE RECEIVED, the undersigned, New Visual Corporation, a Utah corporation (the "Maker"), promises to pay to the order of Zaiq Technologies, Inc., a Delaware corporation (the "Payee"), the principal sum of Two Million Three Hundred Ninety Two Thousand Dollars ($2,392,000) (subject to adjustment as provided in Section 3 below, the "Principal Amount"), plus interest thereon from the date hereof until paid on the terms and conditions set forth herein. This Promissory Note is being issued pursuant to the Exchange Agreement dated as of April __, 2005 (the "Exchange Agreement") by and between the Maker and the Payee.

           1. PAYMENTS. Subject to the other provisions of this Promissory Note, the outstanding Principal Amount of this Promissory Note, and all interest accrued thereon, shall become due and payable in full on the second anniversary of the closing of the Exchange. The balance of the principal amount of the Promissory Note (after giving effect to the reductions in principal described below, if any) is payable in four equal quarterly installments beginning on the first anniversary of the closing of the Exchange.

           2. INTEREST. Interest on the outstanding Principal Amount of the Promissory Note shall accrue at the per annum rate of 7.0% compounded quarterly.

           3. REDUCTION OF PRINCIPAL. Unless an Event of Default (as defined below) has occurred and is continuing, the principal amount of the Promissory Note shall decrease by $797,333.33 on each of the six-month and twelve-month anniversaries of the closing of the Exchange.

           4. PREPAYMENTS.
           (a) OPTIONAL PREPAYMENT: The Maker shall have the right to prepay the outstanding Principal Amount and any accrued interest thereon in whole or in part without penalty or premium at any time. (b) MANDATORY PREPAYMENT: The Maker shall, upon the consummation of any New Financing (as defined below), pay (i) 10% of the gross proceeds of each New Financing consummated within 90 days of the date hereof and (ii) 20% of the gross proceeds of each New Financing consummated within 365 days of the date hereof, in each case to the Payee in prepayment of the amount outstanding under this Promissory Note. For purposes of this Section 4(b), the term "New Financing" shall mean any issuance by the Maker of any equity, debt (including obligations for borrowed money) or other securities (other than the issuance of Common Stock upon the exercise of any option, warrant or other right to purchase Common Stock outstanding as of the date hereof which has at least a nominal strike price, exercise price, conversion price or similar mechanism). Notwithstanding the foregoing, in connection with any New Financing which is a "bridge loan" to a subsequent financing, the Maker shall not be obligated to make a mandatory prepayment pursuant to this Section 4(b) until the closing of the subsequent financing; PROVIDED, HOWEVER, that at the closing of such bridge loan, the Maker shall deposit an amount in escrow that would otherwise be payable to the Payee if such bridge loan were considered a New Financing, such escrowed funds to be held by a third party mutually selected by the Maker and the Payee for the benefit of the Payee for a period not to exceed three (3) months, at which time such funds are to be released to the Payee in satisfaction of the Maker's obligation to prepay a portion of the balance of the Promissory Note in connection with such financing.

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           (c) APPLICATION OF ANY PREPAYMENTS. Any prepayment amount shall be applied first to any accrued but unpaid interest on the outstanding Principal Amount and then to the Principal Amount.

           5. EVENTS OF DEFAULT.

           (a) Each of the following shall constitute an "Event of Default":

                  i. The Maker shall default in the payment of principal or interest on this Promissory Note or any other amount due hereunder, and, in any such instance, the same shall continue for a period of five (5) business days; or

                  ii. Any of the representations or warranties made by the Maker herein, in the Exchange Agreement or any other agreement, instrument, certificate or financial or other written statement heretofore or hereafter furnished by the Maker in connection with the execution and delivery of this Promissory Note and/or the Exchange Agreement shall be false or misleading in any material respect at the time made; or

                  iii. The Maker shall fail to perform or observe, in any material respect, any covenant, term, provision, condition, agreement or obligation of the Maker under this Promissory Note (other than those referred to in clause (i) above) and such failure shall continue uncured for a period of thirty (30) days after written notice from the Holder of such failure; or

                  iv. The Maker shall fail to perform or observe, in any material respect, any covenant, term, provision, condition, agreement or obligation of the Maker set forth in Section 6 of the Exchange Agreement and, to the extent such failure is curable or capable of being cured, such failure shall continue uncured for a period of five (5) days after written notice from the Holder of such failure; or

                  v. The Maker shall fail to perform or observe, in any material respect, any covenant, term, provision, condition, agreement or obligation of the Maker under the Exchange Agreement (other than those referred to in clause
(iv) above) and such failure shall continue uncured for a period of thirty (30) days after written notice from the Holder of such failure; or

                  vi. The Maker shall (1) admit in writing its inability to pay its debts generally as they mature; (2) make an assignment for the benefit of creditors or commence proceedings for its dissolution; or (3) apply for or consent to the appointment of a trustee, liquidator or receiver for its or for a substantial part of its property or business; or

                  vii. A trustee, liquidator or receiver shall be appointed for the Maker or for a substantial part of its property or business without its consent and shall not be discharged within sixty (60) days after such appointment; or

                  viii. Any governmental agency or any court of competent jurisdiction at the instance of any governmental agency shall assume custody or control of the whole or any substantial portion of the properties or assets of the Maker and shall not be dismissed within sixty (60) days thereafter; or

                  ix. Any money judgment, writ or warrant of attachment, or similar process in excess of Five Hundred Thousand ($500,000) Dollars in the aggregate shall be entered or filed against the Maker or any of its properties or other assets and shall remain unpaid, unvacated, unbonded or unstayed for a period of sixty (60) days or in any event later than five (5) days prior to the date of any proposed sale thereunder; or

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                  x. Bankruptcy, reorganization, insolvency or liquidation
proceedings or other proceedings for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Maker and, if instituted against the Maker, shall not be dismissed within sixty (60) days after such institution or the Maker shall by any action or answer approve of, consent to, or acquiesce in any such proceedings or admit the material allegations of, or default in answering a petition filed in any such proceeding; or

                  xi. The Maker shall have its Common Stock suspended from trading on, or delisted from, the Principal Trading Market for in excess of ten
(10) Trading Days; or

                  xii. There shall occur a sale, merger or similar transaction or series of related transactions in which the holders of the outstanding voting equity securities of the Maker immediately prior to such transaction or series of related transactions own less than a majority of the outstanding voting equity securities of the Maker (or the successor entity) upon the closing of such transaction or series of related transactions, or

                  xiii. The Maker and/or any of its subsidiaries shall sell all or substantially all of its assets.

         (b) If an Event of Default shall have occurred and is continuing, then, or at any time thereafter, and in each and every such case, unless such Event of Default shall have been cured (to the extent the same is capable of being cured) or waived in writing by the Holder (which waiver shall not be deemed to be a waiver of any subsequent default), at the option of the Holder and in the Holder's sole discretion, this Promissory Note shall be immediately due and payable in full, without presentment, demand, protest or notice of any kinds, all of which are hereby expressly waived, anything herein or in any note or other instruments contained to the contrary notwithstanding, and the Holder may immediately enforce any and all of the Holder's rights and remedies provided herein or any other rights or remedies afforded by law, including, but not necessarily limited to, the equitable remedy of specific performance and injunctive relief. In furtherance of the foregoing and not in limitation thereof, the Holder will be entitled to receive payment in cash in full of the outstanding principal and accrued interest on this Promissory Note upon such Event of Default.

         6. NO IMPAIRMENT. Maker will not, by amendment of its certificate or articles of incorporation, contract or agreement, or through any reorganization, transfer of assets, merger, dissolution, issuance or sale of securities or any other voluntary action or inaction, intentionally avoid or seek to avoid the observance or performance of any of the material terms to be observed or performed hereunder by Maker but will at all times in good faith assist in the carrying out of all the provisions of this Promissory Note.

         7. WAIVERS. The Maker hereby waives presentment for payment, demand, protest and notice of dishonor.

         8. CUMULATIVE RIGHTS. No delay on the part of the holder of this Promissory Note in the exercise of any power or right under this Promissory Note, or under any document or instrument executed in connection herewith (including the Exchange Agreement), shall operate as a waiver thereof, nor shall a single or partial exercise of any other power or right, nor shall any delay, omission or waiver on one occasion be deemed a bar to or waiver of the same or any other right on future occasions.

         9. ATTORNEYS' FEES AND COSTS. In the event that this Promissory Note is placed in the hands of attorneys for collection, or in the event this Promissory
Note is collected in whole or in part through legal proceedings of any nature, then and in any such case Maker promises to pay all costs of collection, including, but not limited to, reasonable attorneys' fees, incurred by the holder hereof on account of such collection.

         10. NO ORAL AGREEMENTS. THIS PROMISSORY NOTE (ALONG WITH THE OTHER DOCUMENTS AND INSTRUMENTS EXECUTED AND DELIVERED IN CONNECTION HEREWITH (INCLUDING THE EXCHANGE AGREEMENT) REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

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         11. GOVERNING LAW. This Promissory Note shall be governed by and construed in accordance with the laws of the State of California.

         12. SEVERABILITY. If any provision of this Promissory Note shall be held to be unenforceable by a court of competent jurisdiction, such provisions shall be severed from this Promissory Note and the remainder of this Promissory Note shall continue in full force and effect.

         13. ASSIGNMENT. This Promissory Note, or any portion hereof, may be assigned by Payee without the consent of Maker. Any such assignment by Payee shall be in compliance with the Securities Act and applicable state securities laws. This Promissory Note may not be assigned by the Maker. The terms and conditions of this Promissory Note shall inure to the benefit of and be binding upon the respective successors and assigns of the parties.

         14. LIMITATION ON INTEREST. The Payee acknowledges and shall cause any subsequent transferee of this Promissory Note to acknowledge that the obligations hereunder may be in excess of the maximum interest rate permitted to be charged by applicable law. Payee and/or such subsequent holder of this Promissory Note expressly assumes any risks associated therewith, including, without limitation, the risk that an attempt to collect all amounts owing under this Promissory Note may be unenforceable and set aside, in whole or in part, by a court.

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         IN WITNESS WHEREOF, the undersigned has caused this Note to be executed as of the date first written above.


                                    NEW VISUAL CORPORATION


                                    By: /s/ Brad Ketch
                                        ----------------------------------------
                                    Name: Brad Ketch
                                    Title: Chief Executive Officer and President


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